Prospectus Supplement to Prospectus dated November 8, 2024	Filed Pursuant to Rule 424(b)(5) Registration No. 333-282706

VISTA GOLD CORP.

This prospectus supplement supplements and amends certain information contained in the prospectus supplement dated November 8, 2024, to the prospectus dated November 8, 2024 (collectively, the “November 2024 Prospectus”), relating to the offer and sale of our common shares through H.C. Wainwright & Co., LLC (“Wainwright”), as sales agent, in “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, pursuant to the At the Market Offering Agreement with Wainwright dated as of November 8, 2024 (the “ATM Agreement”).

Our common shares are traded on the NYSE American LLC (“NYSE American”) and on the Toronto Stock Exchange (“TSX”) under the symbol “VGZ.” The last sale price for our common shares on February 25, 2026 was $2.83 per share on the NYSE American and Cdn$3.89 per share on the TSX. Under the November 2024 Prospectus, we initially registered up to $8,000,000 of our common shares for offer and sale pursuant to the ATM Agreement. From November 8, 2024 through the date of this prospectus supplement, we sold common shares with an aggregate gross purchase price of $4,621,191 under the November 2024 Prospectus.

The purpose of this prospectus supplement is to suspend the ATM Agreement and to terminate the continuous offering by us under the November 2024 Prospectus effective on February 26, 2026. We will not make any sales of our common shares pursuant to the ATM Agreement unless and until a new prospectus supplement is filed with the Securities and Exchange Commission; however, the ATM Agreement remains in full force and effect.